Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 16, 2012

Relating to Preliminary Prospectus Supplement dated April 16, 2012

Registration Statement No. 333-161697

Final Term Sheet

Dated April 16, 2012

1.625% Notes due 2017

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	April 15, 2017

Trade Date:	April 16, 2012

Settlement Date (T+5):	April 23, 2012

Coupon (Interest Rate):	1.625% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2012

Benchmark Treasury:	UST 1.00% due March 31, 2017

Benchmark Treasury Price / Yield:	100-24 1/4 / 0.843%

Spread to Benchmark Treasury:	0.80% (80 basis points)

Yield to Maturity:	1.643%

Public Offering Price:	99.914% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$497,820,000

Make Whole Call:	T+ 15 basis points (before one month prior to the maturity date)

Par Call:	On or after one month prior to the maturity date

CUSIP / ISIN:	548661 CY1/ US548661CY14

Joint Book-Running Managers:	Wells Fargo Securities, LLC Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc.

Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BMO Capital Markets Corp.

PNC Capital Markets LLC

RBS Securities Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

The Williams Capital Group, L.P.

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

3.120% Notes due 2022

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	April 15, 2022

Trade Date:	April 16, 2012

Settlement Date (T+5):	April 23, 2012

Coupon (Interest Rate):	3.120% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2012

Benchmark Treasury:	UST 2.00% due February 15, 2022

Benchmark Treasury Price / Yield:	100-7 / 1.975%

Spread to Benchmark Treasury:	1.15% (115 basis points)

Yield to Maturity:	3.125%

Public Offering Price:	99.958% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$746,310,000

Make Whole Call:	T+ 20 basis points (before three months prior to the maturity date)

Par Call:	On or after three months prior to the maturity date

CUSIP / ISIN:	548661 CW5/ US548661CW57

Joint Book-Running Managers:	Wells Fargo Securities, LLC Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc.

Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BMO Capital Markets Corp.

PNC Capital Markets LLC

RBS Securities Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

The Williams Capital Group, L.P.

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

4.650% Notes due 2042

Issuer:	Lowe’s Companies, Inc.

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	April 15, 2042

Trade Date:	April 16, 2012

Settlement Date (T+5):	April 23, 2012

Coupon (Interest Rate):	4.650% per annum

Interest Payment Dates:	April 15 and October 15 of each year, beginning October 15, 2012

Benchmark Treasury:	UST 3.125% due November 15, 2041

Benchmark Treasury Price / Yield:	99-31+ / 3.126%

Spread to Benchmark Treasury:	1.55% (155 basis points)

Yield to Maturity:	4.676%

Public Offering Price:	99.584% of principal amount, plus accrued interest from the expected settlement date

Net Proceeds (before expenses):	$740,317,500

Make Whole Call:	T+ 25 basis points (before six months prior to the maturity date)

Par Call:	On or after six months prior to the maturity date

CUSIP / ISIN:	548661 CX3/ US548661CX31

Joint Book-Running Managers:	Wells Fargo Securities, LLC Goldman, Sachs & Co. U.S. Bancorp Investments, Inc.

Senior Co-Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc.

Co-Managers:

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BMO Capital Markets Corp.

PNC Capital Markets LLC

RBS Securities Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

The Williams Capital Group, L.P.

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

We expect that the delivery of the notes will be made to investors on or about April 23, 2012, which will be the fifth business day following the date of this term sheet (such settlement being referred to as “T + 5”). Under Rule l5c6-l under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially settle in T + 5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-326-5897, Goldman, Sachs & Co. at 1-866-471-2526, or U.S. Bancorp Investments, Inc. at 1-877-558-2607.